Exhibit 99(a)

                          PRESS RELEASE


FOR IMMEDIATE RELEASE
THURSDAY
APRIL 11, 1996

CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229

                  TCBY LICENSES DEVELOPMENT IN
                         THE NETHERLANDS

LITTLE ROCK, AR - THURSDAY (APRIL 11, 1996) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced that TCBY's International Division has awarded local development rights for TCBY stores and products in The Netherlands, which will be operated by P. Karsten Horeca-Franchise B.V., based in Blokker, The Netherlands.

The franchise agreement calls for opening a minimum of twenty TCBY frozen yogurt stores in The Netherlands during
the next five  years.   The franchisee intends  to open  the
first three TCBY  locations within   the next  twelve months.
Plans also call for the distribution of "TCBY"(Registered) branded hardpack and novelty frozen yogurt products through supermarkets and other channels.

The Karsten Group is a very successful Dutch company involved in franchising and food distribution for many years. Their primary business is the wholesale distribution of food products throughout The Netherlands and the operation of the Amax and A-Market supermarket chains. The Karsten Group has recently begun offering their customers the opportunity to bundle various franchise concepts including TCBY, Pizza Hut, Kentucky Fried Chicken, Kelly's Restaurant, and others in a co-branded environment.

"TCBY feels that the Karsten Group is an ideal master franchisee for developing our concept in The Netherlands. This is our first development in Northern Europe and we feel that it will be a springboard to other European countries," said Hartsell Wingfield, President of TCBY International.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream and frozen novelty products, and markets foodservice equipment. The Company is the largest manufacturer-franchisor of frozen yogurt in the world.
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